Exhibit (8)(g)(ix)

FEE WAIVER AGREEMENT

UBS Select Tax-Free Preferred Fund

(to be renamed UBS Tax-Free Preferred Fund effective as of August 26, 2016

(a series of UBS Money Series)

1285 Avenue of the Americas

New York, New York 10019

Dated as of August 23, 2016

UBS Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

1.   UBS Select Tax-Free Preferred Fund (“Fund”) (to be renamed UBS Tax-Free Preferred Fund effective as of August 26, 2016) is a series of UBS Money Series, a Delaware statutory trust (“Company”). Operating expenses of the Fund are annual rates expressed as a percentage of average daily net assets.

2.   You hereby agree that you will waive 0.04% of the 0.08% administration fee otherwise payable to you by this feeder Fund through August 31, 2017.

3.   You further agree that you will continue the administration fee waiver under Paragraph 2 above until the later of August 31, 2017 or the date on which the Fund’s prospectus is updated to reflect superseding waiver arrangements, if any, or the termination thereof.

4.   This Agreement shall terminate automatically upon the termination of the administration agreement between you and the Company with respect to the Fund.

5.   This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS MONEY SERIES, ON BEHALF OF ITS	UBS MONEY SERIES, ON BEHALF OF ITS
UBS SELECT TAX-FREE PREFERRED FUND	UBS SELECT TAX-FREE PREFERRED FUND

By: /s/ Keith A. Weller	By: /s/ Eric Sanders
Name: Keith A. Weller	Name: Eric Sanders
Title: Vice President & Assistant Secretary	Title: Vice President & Assistant Secretary

The foregoing Agreement is hereby

accepted as of August 23, 2016

UBS ASSET MANAGEMENT		UBS ASSET MANAGEMENT
(AMERICAS) INC.		(AMERICAS) INC.

By:	/s/ Thomas Disbrow	By:	/s/ Nancy D. Osborn
Name: Thomas Disbrow		Name: Nancy D. Osborn
Title: Managing Director		Title: Director